EXHIBIT 99

PRESS RELEASE                                   FOR FURTHER   C. DEE HARKEY,
TO BE RELEASED                                  INFORMATION:  EXECUTIVE VICE
SEPTEMBER 14, 1999                                            PRESIDENT & COO,
4:00 P.M. CDT                                                 FIRST VICTORIA
                                                              NATIONAL BANK
                                                              (361)572-6530


       FVNB CORP. ANNOUNCES INTENT TO ACQUIRE MID-COAST SAVINGS BANK, SSB

      VICTORIA, TEXAS - The Board of Directors of FVNB Corp. announced a letter of intent has been signed to acquire Mid-Coast Savings Bank, SSB headquartered in Edna, Texas. The transaction is expected to close late in the first quarter of year 2000 and is subject to regulatory approval. Upon completion of the transaction, the acquired bank will merge with First Victoria National Bank, subsidiary bank of FVNB Corp. and its two locations in Edna and Ganado will operate as branches of First Victoria National Bank. Headquartered in Victoria, Texas, First Victoria National Bank currently has branch locations in Victoria, Port Lavaca, and Taft, Texas.

      According to David M. Gaddis, President and CEO of FVNB Corp., the existing staff members of the acquired bank will be retained and become staff members of First Victoria National Bank. Gaddis added, "We believe this is a positive move for FVNB Corp., Mid-Coast Savings Bank, and the citizens of Jackson County. Mid-Coast Savings has built an excellent reputation for delivering a high level of personal customer service and First Victoria National Bank plans to continue that tradition while offering additional products and services to area residents." Gaddis said that First Victoria National Bank will offer trust and investment management services, internet home banking, the MasterMoney check card, and account access via telephone to Jackson County residents. The acquisition will enable the bank to more conveniently serve the financial needs of farmers, ranchers and agri-businesses of Jackson County, many of whom are customers of First Victoria National Bank currently, as well as serve the financial needs of all residents of the area.

      FVNB Corp. and Mid-Coast Savings Bank reported total assets of approximately $611 million and $42 million at June 30, 1999, respectively. FVNB Corp. is the parent company of Citizens Bank of Texas, N.A. and CBOT Mortgage Company in addition to First Victoria National Bank.

["Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to plans, projections or future performance of FVNB Corp. and its subsidiaries, the occurrence of which involve certain risks and uncertainties detailed in the FVNB Corp. filings with the Securities Exchange Commission.] Subsidiary Banks, Member FDIC

                                        5